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                                                                    EXHIBIT 99.1

                                  [ONEIDA LOGO]

INVESTOR RELATIONS CONTACTS:                     PRESS CONTACTS:
Gregg Denny, (315) 361-3138                      David Gymburch, (315) 361-3271

FOR IMMEDIATE RELEASE

             SIX NEW MEMBERS NAMED TO ONEIDA LTD. BOARD OF DIRECTORS

ONEIDA, NY- October 26, 2004 - Oneida Ltd. (OTC:ONEI) today announced that the company's Board of Directors has appointed six new members in a reorganization of the Board. Oneida previously stated, in a Form 8-K report filed on August 19, 2004, that the Board of Directors would be reorganized.

Each of the new Board members will stand for election to staggered terms by the company's shareholders at Oneida's 2005 annual meeting to be held on May 25, 2005. The new members include:

-- William C. Langley, former Executive Vice President and Chief Credit and Risk Policy Officer of the banking corporation now known as JPMorgan Chase & Co. Formerly a senior executive with Hanover Bank, Manufacturers Hanover Corporation, Chemical Banking Corporation, and Chase Manhattan Corporation for 35 years, Mr. Langley brings a wealth of varied experience in senior management positions including a wide range of financial workout and resolution situations. He currently is involved in bank and corporate consulting.

-- Hugh R. Rovit, Principal in Masson & Company, a business consulting firm. Before joining Masson & Company in 2001, his 13 years of senior management experience in private industry included serving as Chief Operating Officer/Chief Financial Officer of Best Manufacturing, a manufacturer and distributor of institutional service apparel and textiles.

-- Christopher H. Smith, Managing Principal of Alexander, Smith & Company, Inc., a merchant banking firm. A former Chairman of the Board of London Fog Industries, Inc., he currently is contracted to manage the London Fog outerwear brand. Mr. Smith has also served as Chief Operating Officer of Escada USA, Inc. and Chief Executive Officer of Puma USA, Inc.

-- Fred Spivak, Senior Managing Director of Management Services Consultants LLC. Mr. Spivak has served as Chief Financial Officer of Lifetime Hoan Corporation, a household cutlery company, and also has served in senior executive financial positions with Colorado Prime Foods, Morgen-Walke Associates and Vida Shoes International.

-- Terry G. Westbrook, Executive Vice President and Chief Financial Officer of Amrita Holdings, LLC, a private equity holding company. Mr. Westbrook formerly was Chief Financial Officer of General Binding Corporation, Utilicorp United and The Quaker Oats Company, respectively. In addition, he formerly was Vice President, Corporate Development of Stokely-Van Camp Inc. and Vice President, Finance & Controller of the Eddie Bauer, Inc. subsidiary of General Mills, Inc.






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-- Nick White, who from 1989 to 2000 served as Executive Vice President of
Wal-Mart Stores, Inc. and General Manager of its Supercenter Division. Prior to that he was Executive Vice President and General Manager of Sam's Wholesale Club. Those positions were among a number of management responsibilities that Mr. White held at Wal-Mart Stores, Inc. for over 25 years overall. Currently he is President and Chief Executive Officer of White & Associates.

The six members will join the following current members of the Oneida Ltd. Board of Directors: Peter J. Kallet, Chairman of the Board, President and Chief Executive Officer, Oneida Ltd.; Gregory M. Harden, President and Chief Executive Officer, Harden Furniture Co., Inc.; Peter J. Marshall, Vice President and Chief Finance Officer, Dover Technologies International, Inc.

"We are extremely pleased to welcome these new members to the company's Board of Directors. They offer a diversity of outstanding backgrounds and expertise involving several leading companies," Mr. Kallet said. "Their talents and perspectives, applied collectively, will be of great benefit to Oneida's operations as the company moves forward and continues to strategically build its business for the future."

The following directors have resigned from the Oneida Board: William F. Allyn, Chairman and Chief Executive Officer, Welch Allyn Ventures, LLC; Allan H. Conseur, former Executive Vice President, Oneida Ltd. (resigned July 23, 2004); Georgia S. Derrico, Chairman of the Board and Chief Executive Officer, Southern Financial Bancorp, Inc.; J. Peter Fobare, Senior Vice President and General Manager, Consumer Retail and Direct Divisions, Oneida Ltd.; Whitney D. Pidot, Partner, Shearman & Sterling, Attorneys; Catherine H. Suttmeier, Corporate Vice President, Secretary and General Counsel, Oneida Ltd.; William M. Tuck, former President, Crouse-Hinds Division of Cooper Industries, Inc.

Oneida Ltd. is a leading source of flatware, dinnerware, crystal, glassware and metal serveware for both the consumer and foodservice industries worldwide.

Forward Looking Information
With the exception of historical data, the information contained in this Press Release, as well as those other documents incorporated by reference herein, may constitute forward-looking statements, within the meaning of the Federal securities laws, including but not limited to the Private Securities Litigation Reform Act of 1995. As such, the Company cautions readers that changes in certain factors could affect the Company's future results and could cause the Company's future consolidated results to differ materially from those expressed or implied herein. Such factors include, but are not limited to: changes in national or international political conditions; civil unrest, war or terrorist attacks; general economic conditions in the Company's own markets and related markets; difficulties or delays in the development, production and marketing of new products; the impact of competitive products and pricing; certain assumptions related to consumer purchasing patterns; significant increases in interest rates or the level of the Company's indebtedness; inability of the Company to maintain sufficient levels of liquidity; failure of the Company to obtain needed waivers and/or amendments relative to its financing agreements; foreign currency fluctuations; major slowdowns in the retail, travel or entertainment industries; the loss of several of the Company's key executives, major customers or suppliers; underutilization of or negative variances at some or all of the Company's plants and factories; the Company's failure to achieve the savings and profit goals of any planned restructuring or reorganization programs; international health epidemics such as the SARS outbreak; the impact of changes in accounting standards; potential legal proceedings; changes in pension and medical benefit costs; and the amount and rate of growth of the Company's selling, general and administrative expenses.